Exhibit 99.1


St. Louis--Mercantile Bancorporation, Inc. (NYSE: MTL), the St. Louis-based $31 billion bank holding company, today announced plans to merge with Financial Services Corporation of the Midwest, a $500 million one-bank holding company headquartered in Rock Island, Illinois. The company's subsidiary bank, THE Rock Island Bank, National Association, has the number one market share position in Rock Island County, which forms the eastern half of the Quad-Cities metropolitan area.

The merger with Financial Services Corporation will significantly strengthen Mercantile's presence in the Quad-Cities, the largest metropolitan area between Chicago and Des Moines, Iowa, catapulting the bank from the fourth to the number two market share position. The acquisition will also provide Mercantile with a strong commercial presence to complement its successful existing retail franchise, and create a local financial institution with total assets in excess of $800 million. In addition to improving Mercantile's market position in the Quad-Cities, the merger will enhance Mercantile's number one position in "outstate Illinois," which excludes the nine counties that comprise the Chicago market.

"With the Financial Services Corporation merger, Mercantile is combining forces with a strong commercial lending resource, which greatly strengthens our Quad-Cities franchise," said William E. Stangler, President and Chief Executive Officer of Mercantile Bank-Davenport. "We are particularly pleased to have THE Rock Island Bank's highly experienced and highly regarded commercial lending staff, led by Richard J. Carlson, President and Chief Operating Officer, and Donald P. Ackerman, Executive Vice President and Senior Lending Officer, join the Mercantile team."

"The opportunity to affiliate with Mercantile offers our customers a strong financial partner with a continued commitment to the local community," said Perry B. Hansen, Chairman and Chief Executive Officer of THE Rock Island Bank. "This partnership complements our strong commercial lending business with Mercantile's residential lending business, one of the largest in the Quad-Cities."

Based upon Mercantile's closing stock price of $56.8125 on April 13, 1998, the transaction is valued at approximately $118 million. Financial Services Corporation shareholders will receive 6.8573 shares of Mercantile Common Stock for each share or share equivalent of Financial Services Corporation Common Stock. The merger is structured as a tax-free exchange, will be accounted for as a pooling of interests, and is expected to close in the third quarter of 1998. In addition, Mercantile may repurchase up to 10 percent of the shares issued in the transaction. The merger is subject to the approval of Financial Services Corporation shareholders and various regulatory authorities.